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                                                             Exhibit 4.3

                    AMENDMENT TO THE 1992 STOCK OPTION PLAN

     WHEREAS, it is the intent of the Corporation to pay its non-employee members of the Board of Directors a sum of Thirty Thousand Dollars ($30,000.00) per year, payable in the form of stock units in the Corporation's common stock; and

     WHEREAS, in order to effect the foregoing, certain amendments must be made to the Corporation's 1992 Stock Option Plan, as amended (the "Plan").

     RESOLVED, that the second paragraph of Section 1 of the Plan shall be deleted in its entirety and replaced with the following text:

     Pursuant to the 1992 Plan as amended certain directors, officers, key employees and consultants will be offered the opportunity to acquire common stock through the grant of certain interests, including: (a) "non-qualified" stock options ("NQSO's"); (b) for key employees only, "incentive stock options" ("ISOs") (which term, when used herein, shall have the meaning ascribed thereto by Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"); (c) stock appreciation rights ("SARs") or phantom shares; and (d) stock units or grants; (e) performance shares; and (f) reload options to purchase additional shares if shares are delivered in payment for any other interest. The term "Options" hereinafter shall refer to all of the foregoing interests. The term "Subsidiary" hereinafter shall mean any present or future corporation which is or would be a "subsidiary corporation" of the Corporation as the term is defined in Section 424 of the Code determined as if the Corporation were the employer corporation. The Options designated as ISOs and the provisions of the 1992 Plan applicable thereto shall be interpreted in a manner consistent with Section 422 of the Code and all valid regulations issued thereunder.

     FURTHER RESOLVED, that Section 4 of the Plan shall be deleted in its entirety and replaced with the following text:

     Except as provided in Subparagraphs 7(i) and 7(j) and Paragraph 9, the number of shares that may be issued or transferred pursuant to the exercise of NQSOs, ISOs, or stock units granted under the 1992 Plan as amended shall not exceed 3,000,000 shares of the common stock of the Company (the "Common Stock"). Such shares may be authorized and unissued shares or previously issued shares acquired or to be acquired by the Company and held in treasury. The number of shares subject to SARs shall not exceed 3,000,000 less the number of shares that may be issued or transferred pursuant to the exercise of NQSOs, ISOs or stock units granted under the 1992 Plan. The number of shares that may be subject to Options granted to any director, officer, employee or consultant in any year cannot exceed 500,000 shares. Any shares subject to an Option, which, for any reason, expires or is terminated unexercised, may again be subject to an Option under the 1992 Plan.

     FURTHER RESOLVED, that Section 8 shall be deleted in its entirety, including the heading, and replaced with the following text:

8. Special Provisions Under Code Section 162(m).

     (a) The provisions of this Section 8 shall apply only to persons designated by the Committee as individuals who are or who are likely to become "covered employees," within the contemplation of Section 162(m) of the Code; provided that, if an individual is so designated and the Committee determines that such individual is not a covered employee for the year in which the Company is entitled to a deduction with respect to income he recognizes for Federal income tax purposes in connection with an Option, the provisions of this Section 8 shall not apply to such Option. The provisions of this Section 8 shall only apply to conditions, restrictions and limitations applicable to Options that are related to the performance of the Company and if the provisions of this Section 8 are necessary so that the Option qualifies as "qualified performance-based compensation" as defined in Treasury Regulation
Section 1.162-27(e)(2). In the event of any inconsistencies between this

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Section 8 and the other Plan provisions within the scope of the foregoing, the provisions of this Section 8 shall control with respect to covered employees.

     (b) As soon as practicable following the grant of an Option subject to this Section 8 (but in no event more than ninety (90) days after the date of grant), the Committee shall establish the performance-related goals to be used in connection with conditions, restrictions and limitations applicable to such Option. The performance-related goals shall be chosen from among the following factors, or any combination of the following, as the Committee deems appropriate: total stockholder return; growth in revenues, sales, net income, stock price, and/or earnings per share; return on assets, net assets, and/or capital; return on stockholders' equity; or the Company's financial performance versus peers. The Committee may select among the goals specified, which need not be the same for each participant or each Option.

     (c) With respect to each Option described in paragraph (b), the Committee shall (at the same time it is making the determinations under paragraph (b)) determine the relationship between the performance-related goals and the conditions, restrictions and limitations applicable to the Option.

     (d) In connection with the Options described in paragraph (b), no performance-related goal will be considered to be satisfied until the Committee has certified the extent to which the performance-related goals and any other material terms were satisfied.

     (e) Once established, performance-related goals shall not be changed, except to the extent that the Committee has specified adjustments as part of the determinations made under paragraph (b) and (c). Except as provided in the preceding sentence, no performance-related goal applicable to a condition, restriction or limitation shall be considered to be satisfied if the minimum performance-related goals applicable thereto are not achieved.

     (f) Individual performance shall not be reflected in a performance-related goal under this Section 8. However, the Committee may retain the discretion to treat a performance-related goal as not having been satisfied due to the failure of a Participant to meet individual performance goals.

     (g) If, on advice of the Company's tax counsel, the Committee determines that Code Section 162(m) and the regulations thereunder will not adversely affect the deductibility for federal income tax purposes of any amount paid under the Plan by applying provisions of this Plan (including this Section 8(g)) that conflict with this Section 8 to a covered employee, then the Committee may, in its sole discretion, apply such Section or Sections to the covered employee without regard to the exceptions to such Section or Sections that are contained in this Section 8.

     FURTHER RESOLVED, that Section 13 shall be deleted in its entirety, including the heading, and replaced with the following text:

     Non-Employee Board of Director Stock Units. Notwithstanding anything herein to the contrary, effective January 1, 1997, the Corporation will pay each non-employee member of the Board, as of the first day of each applicable period, a certain number of stock units as an annual retainer, subject to the provisions hereof. The number of stock units for each Director will be determined as follows: (a) for the period of January 1, 1997 through June 30, 1997, the sum of $7,500 will be divided by the "Market Value" of the common stock of the Corporation, as set forth below (the "Partial Year Grant"); and
(b) for every twelve (12) month period commencing July 1, 1997 and thereafter, the sum of $30,000 will be divided by the Market Value. The Market Value of the common stock of the Corporation will be the average closing price for the five
(5) trading days preceding any grant date. The number of stock units so determined will be rounded to the nearest one-hundred (100) shares. The stock units will be converted into an equal number of shares of common stock at any time or times after the stock units are fully vested, as selected by each Director prior to each grant of such stock units. Any distribution on the common stock will either be distributed to the holder of the stock units or will result in an equitable adjustment in the number of stock units as determined by the Committee. The number of stock units will also be equitably adjusted for stock splits and similar events. No stock units shall be deemed vested prior to stockholder approval hereof, after which the Partial Year Grant shall be deemed vested. Subsequent

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grants of stock units will vest at the rate of 25% on the first day of each calendar quarter. Any unvested stock units will be forfeited if the holder is not a director at the time of vesting and any previous distributions on forfeited shares will be subject to recapture upon determination of the Committee.

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